Exhibit 5.1

6 November 2009

China Ceramics Co., Ltd
Craigmuir Chambers
Road Town
Tortola
British Virgin Islands

Dear Sirs

China Ceramics Co., Ltd., Company No. 1542549 (the “Company”)

1.
We are lawyers qualified to practise in the British Virgin Islands and have acted as legal counsel to the Company.  We been asked to advise in connection with the issuance of up to (i) 12,800,000 units, each consisting of one share and one warrant (the “Units”), (ii) 29,950,000 common shares (the “Shares”) consisting of 12,800,000 shares included as part of the Units, 15,550,000 shares underlying the Warrants (as defined below) included as part of the Units and 1,600,000 shares held the initial stockholders of China Holdings Acquisition Corp., a Delaware corporation (“CHAC”) and (iii) 15,550,000 warrants (the “Warrants”) to purchase one common share by the Company to the security holders of CHAC as registered under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to the registration statement provided to us on Form F-4 (Registration Number 333-161557) (the “Registration Statement”) as filed by the Company with the United States Securities and Exchange Commission (the “SEC”), pursuant to a merger of CHAC, with and into the Company resulting in the redomestication of CHAC to the British Virgin Islands (the “Redomestication”).

2.	For the purpose of this opinion, we have examined the following documents and records:

(a)	the Registration Statement;

(b)	a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 6 November 2009;

(c)	a copy of the unanimous written resolutions of the directors of the Company dated 4 November 2009 (the “Board Resolutions”);

(d)	a copy of a director’s certificate signed by Paul Kelly, a director of the Company dated 3 November 2009;

(e)	the form of CHAC Warrant Agreement; and

(f)	information revealed by our searches of:

(i)
the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 5 November 2009 of the statutory documents and records maintained by the Company at its registered office;

(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 6 November 2009; and

(iii)	the civil proceedings cause book maintained by the Registry of the High Court of Justice, British Virgin Islands available for public inspection on 6 November 2009,

(the “Searches”).

The above are the only documents or records we have examined and the only enquiries we have carried out.  In particular we have made no enquiries as to matters of fact other than the Searches.

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

(b)	the genuineness of all signatures and seals;

(c)	the accuracy and completeness of all corporate minutes, resolutions, certificates and records which we have seen;

(d)	that the information indicated by the Searches is and remains true and correct;

(e)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(f)	that no matters arising under any foreign law will affect the views expressed in this opinion; and

(g)	that the Board Resolutions remain in full force and effect.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)
Existence and Good Standing.  The Company is a company duly incorporated with limited liability for an unlimited duration under the BVI Business Companies Act (No 16 of 2004), and is validly existing and in good standing under the laws of the British Virgin Islands.  It is a separate legal entity and is subject to suit in its own name.

(b)	Authorised Shares. The Company is authorised to issue a maximum of 51,000,000 shares of a single class.

(c)	Issued Shares. 100 shares have been issued by the Company and are registered in the name of CHAC and pursuant to the Director’s Certificate have been issued fully paid and non assessable.

(d)
Valid Issuance.  The Units, Shares and Warrants when issued by the Company as described in the Registration Statement, will be duly authorised, validly issued, fully paid and non assessable, subject to the Redomestication becoming effective.

5.
This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.  We express no opinion as to matters of fact.  Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Documents.  We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

6.	We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

7.	In connection with the above opinion, we hereby consent:

(a)	to the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

(b)	to the filing of this opinion as an exhibit to the Registration Statement.

In providing this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Harney Westwood & Riegels

HARNEY WESTWOOD & RIEGELS